SUBSCRIPTION AND PURCHASE AGREEMENT
     This SUBSCRIPTION AND PURCHASE AGREEMENT dated as of March 30, 2009 (this “Agreement”), is entered into by and between Pershing Square, L.P. (“Pershing Square”), and Borders Group, Inc. (the “Company”).
     WHEREAS, Pershing Square desires to subscribe for and acquire 100 shares of common stock, no par value, of the Company (the “Subscribed Shares”) in consideration of the payment of an amount in cash of $0.65 per share of common stock (such per share price multiplied by the total number of Subscribed Shares, the “Subscription Price”);
     NOW, THEREFORE, Pershing Square and the Company, intending to be legally bound hereby, agree as follows:
     Section 1.1 Subscription. Pershing Square hereby subscribes for and purchases, and the Company hereby accepts such offer, agrees to issue and sells to Pershing Square, the Subscribed Shares, in consideration of the payment in cash by Pershing Square to the Company on or before the date hereof of the Subscription Price, the receipt of which is hereby acknowledged.
     Section 1.2 Corporate action. Each party to this Agreement represents and warrants that the execution and delivery of this Agreement and the performance by each party of its respective obligations hereunder has been duly authorized by all necessary corporate action on its part.
     Section 1.3 Issuance of the Subscribed Shares. The Company represents and warrants that the allotment and issuance of the Subscribed Shares has been duly and validly authorized by all necessary corporate action on its part and that the Subscribed Shares are fully paid and nonassessable.
     Section 1.4 Delivery of certificate. Promptly after execution of this Agreement, the Company shall deliver to Pershing Square a stock certificate representing the Subscribed Shares purchased hereunder.
     Section 1.5 Further Assurances. The parties hereto agree that, from time to time after the date hereof, each of them will execute and deliver such further instruments of conveyance and transfer and take such other actions as may be necessary to carry out the purposes and intents of this Agreement and the transactions contemplated hereby, including the taking or causing the taking of all such actions and the making, execution and delivery of any and all documents, instruments and certificates, in such form and with such terms as may reasonably be required to effect the foregoing.
     Section 1.6 Investment Intent. Pershing Square represents and warrants that it is acquiring the Subscribed Shares for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities laws.

     Section 1.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmittal shall be effective as delivery of a manually executed counterpart of this Agreement.
     Section 1.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of New York, without regard to principles thereof relating to conflicts of laws.
     Section 1.9 Amendments and Waivers. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date hereof.

PERSHING SQUARE, L.P. By: Pershing Square Capital Management, L.P., its Investment Advisor By: PS Management GP, LLC, its General Partner
By:	/s/ Roy J. Katzovicz
	Name:	Roy J. Katzovicz
	Title:	Authorized Signatory and Chief Legal Officer

By:	/s/ Nicholas Botta
	Name:	Nicholas Botta
	Title:	Authorized Signatory and Chief Financial Officer

BORDERS GROUP, INC.
By:	/s/ Mark Bierley
	Name:	Mark Bierley
	Title:	Executive Vice President and Chief Financial Officer